CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         GALAXY NUTRITIONAL FOODS, INC.


     Galaxy Nutritional Foods, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said Corporation at a meeting duly convened and held on February 11, 1999, adopted the following resolution:

     RESOLVED, that the Board of Directors of this Corporation hereby declares it advisable and in the best interest of the Corporation to effect a reverse split of the Corporation's Common Stock issued and outstanding as of February 12, 1999 such that each share of Common Stock issued and outstanding as of February 12, 1999 be reclassified as and changed into one-seventh of one share of Common Stock, and that the Corporation take such actions and may be necessary, desirable or appropriate to effect such reverse stock split, including, without limitation, amending the
     Corporation's Certificate of Incorporation. Such reclassification and change would not alter the number of authorized shares of Common Stock which would remain at 85,000,000 or the par value of the Common Stock which would remain at $.01 per share.

     SECOND: That such reclassification and reverse split of the outstanding Common Stock as of February 12, 1999 was authorized on February 11, 1999 by the holders of a majority of the issued and outstanding stock entitled to vote in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with Sections 211 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Angelo S. Morini, its President, this 11th day of December, 2002.

                                        GALAXY NUTRITIONAL FOODS, INC.


                                        By: /s/ Angelo S. Morini
                                            --------------------------
                                            Angelo S. Morini, President